EXHIBIT 99.1

[LOGO]     Constellation

NEWS RELEASE

CONTACTS:
Media Relations	Investor Relations
Mike Martin - 585-218-3669	Lisa Schnorr - 585-218-3677
Kevin Harwood - 585-218-3666	Bob Czudak - 585-218-3668

Constellation Brands Announces
Vincor Integration Plan

Canada is Firm’s Fifth Core Market, Businesses in Other
Geographies Folded into Regional Operating Companies

FAIRPORT, N.Y., July 11, 2006 - Constellation Brands, Inc. (NYSE: STZ, ASX: CBR) today announced its plan for the integration of acquired Vincor International operations around the world. Constellation completed the acquisition of Mississauga, Ontario, Canada-based Vincor International Inc. on June 5. On June 1, Vincor shareholders overwhelmingly voted to accept Constellation’s C$36.50 per share cash offer to buy the company.
Approximately 90 percent of Vincor’s 2,358 worldwide employees will be retained, with positions trimmed coming primarily from sales, marketing, administrative and production redundancies in the United States, United Kingdom and Australia, where Constellation’s operations are significantly larger in scale than Vincor’s. In Canada, where nearly 79 percent of Vincor’s total employment exists, 30 people will be impacted. In addition, 16 positions will be filled, with the net decrease of 14 positions in Canada, representing less than one percent of Vincor’s nationwide employment. Vincor’s Canadian operations have become “Vincor Canada,” and it is Constellation’s fifth core market, the others being the United States, United Kingdom, Australia and New Zealand.
“While we are moving quickly to consolidate activities wherever it makes
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sense, we’re maintaining an appropriate level of staffing and retaining the expertise and experience to maintain and grow the production, marketing and sales of Vincor brands around the world,” stated Rob Sands, Constellation Brands president and chief operating officer. “With both companies having very similar structures and cultures, the transition should be a smooth one. Whenever Constellation adds companies, brands and people, business continuity is always at the top of our priority list, and we want to make certain employees understand our values and culture, and feel good about becoming part of our growing organization. We wish we could retain everyone, but that is not possible because a small percentage of positions are duplicative. We provide appropriate transition support for anyone impacted by these changes.”
Sales and marketing groups will be consolidated throughout the summer months, with systems integration slated for fall 2006. Some operations, such as warehousing, will also be consolidated, as will some supply chain activities. Each Vincor asset will be evaluated to determine how best to maximize its value to the regional operating company it is aligned with geographically. The integration is expected to be substantially complete by the end of fiscal year 2007. Those people displaced as a result of this integration plan will receive a severance package.
One-time Charges
In connection with the company’s integration of Vincor announced today, Constellation expects to incur restructuring and related charges and acquisition-related integration costs totaling approximately $39 million pre-tax that will be recorded in the company’s results of operations. These cash charges are composed primarily of employee redundancy costs and activities relating to the consolidation of certain back-office functions and systems.
Approximately $35 million of these charges is expected to be recorded in the company’s fiscal 2007 results, of which approximately $16 million is expected to be recorded in the second quarter of fiscal 2007. The remaining $4 million of
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the charges is expected to be recorded in fiscal 2008.
The company will also incur one-time cash costs of approximately $50 million that will be recorded as liabilities in the company’s allocation of purchase price in connection with the Vincor acquisition. The purchase accounting adjustments are composed primarily of severance charges associated with personnel reductions and contract termination costs.
The aggregate of restructuring and related charges, acquisition-related integration costs and purchase accounting adjustments, is approximately $89 million. A Form 8-K associated with the company’s Vincor Integration Plan will be filed with the Securities and Exchange Commission within four business days.
The company believes the actions announced today will reduce ongoing operating expenses annually by approximately $40 - $45 million beginning in fiscal 2008, with approximately half of the savings being realized in fiscal 2007. These savings and the associated costs are included in the company’s fiscal 2007 outlook.
“The Vincor integration plan we announced today should enable us to realize significant synergies and deliver returns consistent with those developed in our Vincor acquisition model,” stated Sands. “With our vast experience at managing a global wine business that has grown both organically and through acquisitions, we believe there remain unharvested opportunities to further refine our geographic footprint. We are evaluating our production capabilities to identify initiatives which will create incremental value and returns for the long term, while maintaining the quality, style and rich heritage of our wine portfolio.”
Outlook
The table below sets forth management’s current diluted earnings per share expectations compared to actual results both on a reported basis and a comparable basis for the periods presented. Effective March 1, 2006, the company adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123(R)”). For comparison purposes, the table
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also provides actual comparable basis diluted earnings per share, including pro forma stock compensation expense, as though the company had adopted SFAS 123(R) for the periods presented.
With respect to the table, reconciliations of reported information to comparable information and to comparable information, including pro forma stock compensation expense, are included in this news release.

Constellation Brands Second Quarter and Fiscal Year 2007
Diluted Earnings Per Share Outlook
	Reported Basis		Comparable Basis		Comparable Basis, Including Pro Forma Stock Compensation Expense
	FY07 Estimate	FY06 Actual	FY07 Estimate	FY06 Actual	FY06 Actual
Second Quarter Ending Aug. 31	$0.35 - $0.37	$0.34	$0.42 - $0.44	$0.41	$0.41
Fiscal Year Ending Feb. 28	$1.58 - $1.66	$1.36	$1.72 - $1.80	$1.59	$1.44

Full-year fiscal 2007 guidance includes the following assumptions and excludes Vincor purchase accounting adjustments related to assets subject to an independent appraisal:

•	Net sales growth: mid teens
•	Interest expense: $255 - $265 million
•	Stock compensation expense: approximately $15 million
•	Tax rate: approximately 38.3 percent on a reported basis, which includes a provision of 1.5 percent primarily related to the sale of Strathmore water, or 36.8 percent on a comparable basis
•	Weighted average diluted shares outstanding: approximately 241 million
•	Free cash flow: $180 - $200 million

Explanations

Reported basis (“reported”) diluted earnings per share is reported under generally accepted accounting principles (“GAAP”). Diluted earnings per share on
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a comparable basis (“comparable”) excludes acquisition-related integration costs, restructuring and related charges and unusual items.
The company discusses additional non-GAAP measures in this news release, including free cash flow and comparable basis diluted earnings per share, including pro forma stock compensation expense. Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are included in this news release.
About Constellation Brands
Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories. Well-known brands in Constellation’s portfolio include: Almaden, Arbor Mist, Vendange, Woodbridge by Robert Mondavi, Hardys, Nobilo, Kim Crawford, Alice White, Ruffino, Kumala, Robert Mondavi Private Selection, Rex Goliath, Toasted Head, Blackstone, Ravenswood, Estancia, Franciscan Oakville Estate, Inniskillin, Jackson-Triggs, Simi, Robert Mondavi Winery, Stowells, Blackthorn, Black Velvet, Mr. Boston, Fleischmann’s, Paul Masson Grande Amber Brandy, Chi-Chi’s, 99 Schnapps, Ridgemont Reserve 1792, Effen Vodka, Corona Extra, Corona Light, Pacifico, Modelo Especial, Negra Modelo, St. Pauli Girl, Tsingtao. For additional information about Constellation Brands, as well as its product portfolio, visit the company’s Web site at www.cbrands.com.

Forward-Looking Statements

The statements made under the heading Outlook, as well as all other statements set forth in this press release which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the forward-looking statements.

During the current quarter Constellation may reiterate the estimates set forth above under the heading Outlook and elsewhere in this news release (collectively, the “Updated Projections”), which replace in their entirety the “Projections” as defined and set forth in the company’s news release dated June 29, 2006.  Prior to the start of the company’s quiet period, which will begin at the close of business on August 18, 2006, the public can continue to rely on the Updated Projections as still being Constellation’s current expectations on the matters covered, unless Constellation publishes a notice stating otherwise.

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          At the close of business on August 18, 2006, Constellation will observe a “quiet period” during which the Updated Projections should not be considered to constitute the company’s expectations.  During the quiet period, the Updated Projections should be considered to be historical, speaking as of prior to the quiet period only and not subject to update by the company.

          The company’s forward-looking statements are based on management’s current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, or financing that may be completed after the date of this release.  Any projections of future results of operations, and in particular, (i) the company’s estimated diluted earnings per share on a reported basis for fiscal 2007 and second quarter 2007, and (ii) the company’s estimated diluted earnings per share on a comparable basis for fiscal 2007 and second quarter 2007, should not be construed in any manner as a guarantee that such results will in fact occur.  In addition to the risks and uncertainties of ordinary business operations, the forward-looking statements of the company contained in this press release are also subject to the following risks and uncertainties: Constellation’s ability to integrate Vincor’s business successfully and realize expected synergies, the continued strength of Vincor’s relationships with its employees, suppliers and customers; the accuracy of the bases for forecasts relating to Vincor’s business; the company's restructuring and related charges, acquisition-related integration costs and purchase accounting adjustments associated with the Vincor integration plan vary materially from management's current estimates of these charges, costs and adjustments due to variations in anticipated headcount reductions, contract terminations, and costs of the implementation of the integration plan; the company achieving all of the expected cost savings from its Vincor integration plan described in this news release and from its global wine restructuring plan announced in February 2006 due to, with respect to either or both these plans, lower than anticipated reductions in headcount or other expenses, or a delay or greater than anticipated costs in their implementation; the company achieving certain sales projections and meeting certain cost targets; wholesalers and retailers may give higher priority to products of the company’s competitors; raw material supply, production or shipment difficulties could adversely affect the company’s ability to supply its customers; increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company’s products and/or result in higher than expected selling, general and administrative expenses; a general decline in alcohol consumption; increases in excise and other taxes on beverage alcohol products; governmental bodies may increase tax rates; proportionately, the company’s taxable income may be higher than expected in jurisdictions with higher tax rates; and changes in interest rates and foreign currency exchange rates.

          For additional information about risks and uncertainties that could adversely affect the company’s forward-looking statements, please refer to the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2006, which contain a discussion of additional factors that may affect Constellation’s business.  The factors discussed in these reports could cause actual future performance to differ from current expectations.

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Constellation Brands, Inc. and Subsidiaries
GUIDANCE - DILUTED EARNINGS PER SHARE AND FREE CASH FLOW
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)

The company reports its financial results in accordance with generally accepted accounting principles in the U.S. ("GAAP"). However, non-GAAP financial measures, as defined in the reconciliations below, are provided because management uses this information in evaluating the results of the continuing operations of the company and/or internal goal setting. In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. See the table below for reconciliations of these non-GAAP financial measures to GAAP financial measures for the three months ending August 31, 2006, and year ending February 28, 2007, and three months ended August 31, 2005, and year ended February 28, 2006. Please refer to the company's Web site at http://www.cbrands.com/CBI/investors.htm for more detailed description and further discussion of these non-GAAP financial measures.

Diluted Earnings Per Share Guidance	Range for the Three Months Ending August 31, 2006		Range for the Year Ending February 28, 2007
Forecasted diluted earnings per share - reported basis (GAAP)(1), (2)	$0.35	$0.37	$1.58	$1.66
Mondavi Adverse Grape Cost	-	-	0.01	0.01
Inventory step-up(2)	-	-	0.01	0.01
Strategic business realignment(2), (3)	0.08	0.08	0.27	0.27
Other(4)	(0.01)	(0.01)	(0.15)	(0.15)
Forecasted diluted earnings per share - comparable basis (Non-GAAP)(5)	$0.42	$0.44	$1.72	$1.80

		Actual for the Three Months Ended August 31, 2005		Actual for the Year Ended February 28, 2006
Diluted earnings per share - reported basis (GAAP)(1)		$0.34		$1.36
Mondavi Adverse Grape Cost		0.02		0.06
Inventory step-up		0.01		0.06
Strategic business realignment		0.03		0.17
Other		0.01		0.01
Income tax adjustments		-		(0.07)
Diluted earnings per share - comparable basis (Non-GAAP)(5)		0.41		1.59
Pro forma stock-based compensation expense, net of related tax effects(6)		-		(0.15)
Diluted earnings per share - comparable basis, including pro forma stock-based compensation expense (Non-GAAP)(5)		$0.41		$1.44

(1)
Includes $0.01 and $0.04 diluted earnings per share impact of expensing stock-based compensation for the three months ending August 31, 2006, and the year ending February 28, 2007, respectively, in accordance with the adoption of SFAS 123(R) beginning March 1, 2006. Includes $0.02 diluted earnings per share impact of expensing stock-based compensation for the year ended February 28, 2006, in accordance with APB No. 25 and its related interpretations, which was recorded within the line item restructuring and related charges in the company's consolidated statements of income. There was no diluted earnings per share impact of expensing stock-based compensation for the three months ended August 31, 2005.

(2)	Amounts exclude Vincor purchase accounting adjustments related to assets subject to an independent appraisal.

(3)
Includes $0.04 and $0.11 diluted earnings per share associated with the company's Fiscal 2006 Plan for the three months ending August 31, 2006 and the year ending February 28, 2007, respectively; $0.07 diluted earnings per share associated with the loss on the sale of the company's branded bottled water business for the year ending February 28, 2007; and $0.04 and $0.09 diluted earnings per share associated with the company's Vincor Integration Plan for the three months ending August 31, 2006 and the year ending February 28, 2007, respectively.

(4)
Amount represents the mark-to-market adjustment of a foreign currency forward contract entered into in connection with the acquisition of Vincor to fix the U.S. dollar cost of the acquisition and payment of certain outstanding indebtedness.

(5)	May not sum due to rounding as each item is computed independently.

(6)
Amount included herein is net of the impact of actual stock-based compensation expense recorded in the company's consolidated statements of income in accordance with APB No. 25 and its related interpretations (see (1) above).

Free Cash Flow Guidance
Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated after capital expenditures and excess tax benefits, which can then be used, after required debt service and dividend payments, for other general corporate purposes. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Actual for the Year Ended February 28, 2006	Range for the Year Ending February 28, 2007
Net cash provided by operating activities (GAAP)	$436.0	$345.0	$365.0
Purchases of property, plant and equipment	(132.5)	(180.0)	(180.0)
Excess tax benefits from share-based payment awards	-	15.0	15.0
Free cash flow (Non-GAAP)	$303.5	$180.0	$200.0

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